EXHIBIT 23.2

[LETTERHEAD OF CROWE CHIZEK AND COMPANY LLC]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference (and included as Annex D) in this Amendment No. 1 to the Registration Statement of Quantum Fuel Systems Technologies Worldwide, Inc. on Form S-4 and in this related prospectus of our report dated November 19, 2004 on our audits of the consolidated financial statements and financial statement schedule of Starcraft Corporation and Subsidiaries as of October 3, 2004 and September 28, 2003 and for each of the three years in the period ended October 3, 2004, which report appears in Starcraft Corporation’s Annual Report on Form 10-K for the year ended October 3, 2004. We also consent to the reference to us under the heading “Experts” in the joint proxy statement/prospectus.

/s/ CROWE CHIZEK AND COMPANY LLC

Crowe Chizek and Company LLC

Elkhart, Indiana

January 18, 2005